Exhibit 99.1

Brookdale Reports December 2022 Occupancy

Nashville, Tenn., January 10, 2023 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for December 2022.


Brookdale's Consolidated Occupancy
Weighted average
1Q 2022 73.4%
2Q 2022 74.6%
3Q 2022 76.4%
4Q 2022 77.1%
80%
75%
70%
Dec 2021
Jan 2022
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Average for Month
Month end

	2021	2022											
Occupancy	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Wtd. avg.	73.6%	73.4%	73.3%	73.6%	73.9%	74.6%	75.2%	75.9%	76.4%	76.9%	77.2%	77.0%	77.0%
Month end	74.5%	74.2%	74.4%	75.0%	75.3%	76.2%	76.6%	77.1%	77.9%	78.4%	78.2%	78.1%	78.1%

December 2022 Observations:

- Fourth quarter weighted average occupancy increased 70 basis points compared to the third quarter.
- Achieved fourteen consecutive months of year-over-year weighted average occupancy growth.
- December's weighted average occupancy increased 340 basis points year-over-year, and grew 760 basis points since the start of the recovery in March 2021.

About Brookdale Senior Living

Brookdale Senior Living Inc. is the nation's premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company's expertise in healthcare, hospitality and real estate provides residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. Brookdale operates and manages 673 communities in 41 states as of December 31, 2022, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or Twitter.

Jessica Hazel, VP Investor Relations • 615-564-8104 • email: Jessica.hazel@brookdale.com